                                                           EXHIBIT (d)(1)(ii)(C)

                                2002 AMENDMENT TO
                              LENAWEE BANCORP, INC.
                    EMPLOYEE STOCK OWNERSHIP AND 401(K) PLAN

      PAVILION BANCORP, INC. (formerly known as Lenawee Bancorp, Inc.), a Michigan corporation ("Company") adopts this amendment to its Employee Stock Ownership and 401(k) Savings Plan ("Plan"). This amendment takes effect as stated below.

      WHEREAS, the Company believes it advisable and in the best interests of Participants and Beneficiaries to make certain changes to the Plan;

      WHEREAS, pursuant to Art. X(D) of the Plan, the Company reserved the right to amend the Plan subject to the conditions provided therein.

      NOW, THEREFORE, the Plan is amended as provided below:

1. EFFECTIVE APRIL 18, 2002, THE NAME OF THE PLAN IS CHANGED TO PAVILION BANCORP, INC. EMPLOYEE STOCK OWNERSHIP AND 401(k) SAVINGS PLAN AND THE NAME OF ITS ASSOCIATED TRUST IS CHANGED TO PAVILION BANCORP, INC. EMPLOYEE STOCK OWNERSHIP AND 401(k) SAVINGS TRUST.

2. EFFECTIVE JANUARY 1, 2002, THE LAST THREE PARAGRAPHS OF ART. I(A)(16) ARE AMENDED TO READ:

      In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the Compensation and Creditable Compensation of each Employee taken into account under the Plan for any Plan Year beginning after 2001 shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401
(a)(17)(B) of the Code. To the extent permitted by applicable law, for purposes of testing for nondiscrimination under Code Sections 401(k) and (m), the Compensation taken into account shall be limited to the Compensation received by the Employee only during the period while the Employee is a Participant. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation and Creditable Compensation are determined ("determination period") beginning in such calendar year. If a determination period consists of fewer than 12 months, the adjusted annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

      Any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the adjusted annual compensation limit set forth in the preceding paragraph.

      If Compensation or Creditable Compensation for any prior determination period is taken into account in determining an Employee's benefits accruing in the current Plan Year, the Compensation or Creditable Compensation for that prior determination period is subject to the adjusted annual compensation limit in effect for that prior determination period.

3. EFFECTIVE JANUARY 1, 2002, THE FIRST PARAGRAPH OF ART. III(B) IS AMENDED AND REPLACED BY TWO NEW PARAGRAPHS, READING AS FOLLOWS:

      B.    Elective Contributions: Adjusted Elective Contribution Limitation:
Catch-Up Contributions: Corrective Distributions. Subject to the limitations of
Article III(D) and (E) and Article IV(E), each Participant may elect within a reasonable time (to be specified by the Committee) before any Entry Date, and before any additional regular periodic dates which the Committee may designate and communicate to Participants, on a form to be furnished to him by the Committee to reduce the Creditable Compensation which otherwise would be paid to him after such Entry Date (or other designated date) and to have the Company make contributions ("Elective Contributions") to the Trust in the amounts of such reductions on his behalf; provided, however, that no Participant may elect to have Elective Contributions made to the Trust on his behalf of less than 1% or more than 20% (in whole percentages) of such Creditable Compensation. Such an election, and any election to change the same made pursuant to this Agreement, may be made only with respect to Creditable Compensation which is not currently available to the electing Participant on the Entry Date (or other designated date) as of which the election is made. Further, no Participant may elect to have Elective Contributions made to the Trust and/or to any other tax qualified plan of the Company on his behalf of more than the Adjusted Equivalent of the lesser of the dollar limit or the percentage limit described in (1) or (2), below:

            (1)   The dollar limit for a calendar year shall be:

                    $11,000 for 2002
                    $12,000 for 2003
                    $13,000 for 2004
                    $14,000 for 2005
                    $15,000 for 2006 and thereafter.

            (2) The percentage limit shall be 100 percent of the Participant's Earnings.

      A Participant who has attained (or will attain) the age of 50 before the close of the Plan Year, and with respect to whom no other Elective Contributions may be made to the Plan for the Plan Year by reason of the above limitations, may elect to defer an additional "catch-up" amount not to exceed the lesser of --

            (i) the applicable dollar amount as defined in Section 414(v)(2)(B) of the Code, namely:

                    $1,000 for 2002
                    $2,000 for 2003
                    $3,000 for 2004
                    $4,000 for 2005
                    $5,000 for 2006 and thereafter

      as adjusted for the cost-of-living in accordance with Section 414(v)(2)(C) of the Code, or

            (ii) the excess (if any) of (x) the Participant's compensation (as defined in Section 415(c)(3) of the Code) for the year, over (y) any other Elective Contributions of the Participant for such year which are made without regard to this "catch-up" provision. An additional contribution made pursuant to this provision shall not, with respect to the year in which the contribution is made, be subject to any otherwise applicable limitation, contained in subsections (1) or (2), or otherwise, or be taken into account in applying such limitation to other contributions or benefits under the Plan or any other plan. However, no Matching Company Contributions shall be made with respect to any additional contributions by Participants pursuant to this "catch-up" provision.

4.    EFFECTIVE JANUARY 1, 2002, ART III(D) IS AMENDED TO READ:

D. Limitations on Company Contributions. The Company Contributions to the Trust for any taxable year of the Company shall not exceed the least of:

      (1) The aggregate Company Contributions permitted by Article IV(D) (specifying maximum Annual Additions) as applied to all Participants;

      (2) An amount equal to 25% of the aggregate Compensation paid during such taxable year to Employees who are Participants as of the Anniversary Date falling within such taxable year, plus the amount of any unused pre-87 limitation carry forwards available under Section 404(a)(3)(A)(v) of the Code in respect of such taxable year; or

      (3) The Company contributions permitted by Article III(E) (pertaining to two or more plans).

5. EFFECTIVE JANUARY 1, 2002, THE OPENING PARAGRAPH OF ART. IV(D), BEFORE THE "PROVISO," IS AMENDED TO READ:

D. Limitations on Annual Additions to Accounts. Notwithstanding the foregoing provisions of Paragraphs (A-2), (B) and (C) of this Article IV or of Article III, the contributions and other additions with respect to any one Participant for any such taxable year under all Defined Contribution Plans of the Company, expressed as an Annual Addition to such Participant's Accounts under this Plan and as annual additions (defined similarly to Article I(A)(7)) allocated to such Participant's accounts under all other Defined Contribution Plans of the Company, for Limitation Years beginning after 2001, shall not exceed the lesser of:

      (1) the Adjusted Equivalent of $40,000.00 (provided that, if a short Limitation Year is created for any reason, the dollar amount shall be prorated by multiplying it by a fraction, the numerator of which is the number of months in the short Limitation Year and the denominator of which is twelve)

or

      (2) 100% of the Compensation paid to such Participant by the Company in such taxable year;

6. EFFECTIVE JANUARY 1, 2003, ART. V(M) IS AMENDED TO ELIMINATE DISTRIBUTION AS A PERMITTED METHOD OF DIVERSIFICATION. FOLLOWING SUCH EFFECTIVE DATE, ART. V(M) SHALL READ:

      A Participant's Post 1986 Company Stock Account shall generally be invested primarily in Company Stock, subject to the following:

      (1) As used in this subsection (M), the following terms shall have the following meaning:

            (a) Qualified Participant. The term "Qualified Participant" shall mean a Participant who has attained age fifty-five (55) and who has completed ten (10) years of participation under the Plan.

            (b) Qualified Election Period. The term "Qualified Election Period" shall mean the period beginning with the Plan Year following the Plan Year in which the Participant first becomes a Qualified Participant. The Qualified Election Period ends with the fifth Plan Year within the Qualified Election Period.

            (c) Election Period. The term "Election Period" shall mean the ninety (90) day period commencing on the first day of each Plan Year in the Participant's Qualified Election Period.

            (d) Additional Diversification Election Period. The term "Additional Diversification Election Period" shall mean the ninety (90) day period commencing on the first day of the Plan Year following the last Plan Year in the Participant's Qualified Election Period.

            (e) "Post 1986 Company Stock Account" means shares of Company Stock in the Qualified Participant's Company Stock Account acquired by or contributed to the Trust after December 31, 1986. However, in the discretion of the Committee "Company Stock Account" may be substituted in place of the term "Post 1986 Company Stock Account".

      (2) During each Election Period, a Qualified Participant will be given an election to diversify up to twenty-five percent (25%) of the value of his Post 1986 Company Stock Account. During the Additional Diversification Election Period, the amount eligible for diversification is fifty percent (50%) of the value of the Participant's Post 1986 Company Stock Account. The twenty-five (25) or fifty (50) percent limit, as applicable, is reduced by amounts diversified in previous Election Periods in determining the amount eligible for diversification.

      (3) The Qualified Participant's direction shall be provided to the Committee in writing and shall be effected no later than ninety (90) days after the close of the applicable Election Period to which the direction applies.

      (4) At the election of the Qualified Participant, the Trustee shall transfer the amount for which the Participant has elected diversification to the 401(k) portion of the Plan or to any other 401(k) plan maintained by the Company or a Related Company for which the Qualified Participant is an eligible employee, shall distribute such amount to the Participant, or shall transfer such amount to an individual retirement account established by the Participant. The

Committee will provide Qualified Participants with information concerning the Diversification Option prior to the commencement of the Election Period and during each Plan Year in the Participant's Qualified Election Period.

      (5) A Qualified Participant may modify, revoke or amend an election under this paragraph at any time during the ninety (90) day Election Period in which the election is made.

      (6) If the fair market value of Company Stock allocated to the Stock Account of a Qualified Participant is $500 or less on the Anniversary Date immediately preceeding the first day of any Election Period, no election shall be required under this Art. V(M).

7. THE FOLLOWING ADDITIONAL PROVISIONS ARE ADOPTED AS GOOD FAITH COMPLIANCE WITH THE REQUIREMENTS OF THE ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001 ("EGTRRA") AND ARE TO BE CONSTRUED IN ACCORDANCE WITH EGTRRA AND GUIDANCE ISSUED THEREUNDER. EXCEPT AS OTHERWISE PROVIDED, THESE PROVISIONS ARE EFFECTIVE JANUARY 1, 2002 AND SHALL SUPERSEDE THE PROVISIONS OF THE PLAN TO THE EXTENT THOSE PROVISIONS ARE INCONSISTENT WITH THE PROVISIONS OF THIS AMENDMENT:

A.    DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS.

      a. Effective Date. This Section shall apply to distributions made after December 31, 2001.

      b. Modification of Definition of Eligible Retirement Plan. For purposes of the direct rollover provisions in Art. XI(F) of the Plan, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

      c. Modification of Definition of Eligible Rollover Distribution to Exclude Hardship Distributions. For purposes of the direct rollover provisions in Art. XI(F) of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

B.    ROLLOVERS DISREGARDED IN INVOLUNTARY CASH-OUTS.

      For purposes of Section 8.1(c) of the Plan, the value of a Participant's nonforfeitable account balance shall be determined without regard to that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of
      the Code. If the value of the participant's nonforfeitable account balance as so determined is $5,000 or less, the Plan shall immediately distribute the Participant's entire nonforfeitable account balance. This Section shall be effective with respect to distributions made after

      December 31, 2001 with respect to Participants who separated from service on or prior to December 31, 2001.

C.    REPEAL OF MULTIPLE USE TEST.

      The multiple use test described in Treasury Regulation Section 1.401(m)-2 and Article IV(I) of the Plan shall not apply for Plan Years beginning after December 31, 2001.

D.    ELECTIVE CONTRIBUTIONS - CONTRIBUTION LIMITATION.

      No Participant shall be permitted to have Elective Contributions made under this Plan, or any other qualified plan maintained by the Company during any taxable year, in excess of the dollar limitation contained in
      Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Art.III(B) of the Plan as amended in Section 3 of this amendment, and under Section 414(v) of the Code, if applicable.

E.    SUSPENSION PERIOD FOLLOWING HARDSHIP DISTRIBUTION.

      A Participant who receives a distribution of Elective Contributions after December 31, 2001, on account of hardship, shall be prohibited from making Elective Contributions and employee contributions under this and all other plans of the Company for 6-months after receipt of the distribution. A Participant who received a distribution of Elective Contributions in calendar year 2001 on account of hardship shall be prohibited from making Elective Contributions and employee contributions under this and all other plans of the Company for 6 months after receipt of the distribution or until January 1, 2002, if later.

F.    ROLLOVERS FROM OTHER PLANS.

      a. The Plan will accept Participant rollover contributions and/or direct rollovers of eligible rollover distributions from the following types of plans:

      i. a qualified plan, other than a pension plan, described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions;

      ii. an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions; and

      iii.an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

      b. Participant Rollover Contributions from IRAs. The Plan will accept a participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

      c. Effective Date of Direct Rollover and Participant Rollover Contribution Provisions. Section G, Rollovers From Other Plans, shall be effective January 1, 2002.

G.    MODIFICATION OF TOP-HEAVY RULES.

      a. Effective Date. This Section shall apply for purposes of determining whether the Plan is a top-heavy plan under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This Section amends Article XIII of the Plan.

      b. Determination of Top-Heavy Status.

      (1) Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Company having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Company, or a 1-percent owner of the Company having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable Regulations and other guidance of general applicability issued thereunder.

      (2) Determination of Present Values and Amounts. This paragraph (2) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the Determination Date.

      (A) Distributions During Year Ending on the Determination Date. The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under
      Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting 5-year period for 1-year period.

      (B) Employees Not Performing Services During Year Ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for the Company during the 1-year period ending on the Determination Date shall not be taken into account.

      c. Minimum Benefits. Matching Company Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to Matching Contributions under the Plan or any other tax qualified Defined Contribution Plan(s) maintained by the Company or a Related Company taken into account under Article

      XIII(B)(1) of the Plan for purposes of satisfying such minimum contribution requirements. Matching Company Contributions that are used to satisfy the minimum contribution requirements shall be treated as Matching Contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

12. THE TERMS AND PROVISIONS OF THE PLAN SHALL IN ALL OTHER REGARDS REMAIN IN FULL FORCE AND EFFECT.

      WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer.

                                      PAVILION BANCORP, INC.

                                      By /s/ Famela S. Fisher
                                         ---------------------